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                                    KNUTSON
                              MORTGAGE CORPORATION



As of and for the year ended September 30, 1996, Knutson Mortgage Corporation has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of Americas UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Knutson Mortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $9,000,000.


/s/ Douglas M. Winn
Douglas M. Winn
Senior Vice President
Chief Financial Officer


December 30, 1996
Date



  3001 METRO DRIVE / SUITE 400 / MINNEAPOLIS, MINNESOTA 55425 / (612) 204-2600